UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   June 17, 2016

LIFEWAY FOODS, INC.
(Exact name of registrant as specified in its charter)

ILLINOIS	000-17363	36-3442829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6431 West Oakton St. Morton Grove, IL		60053
(Address of principal executive offices)		(Zip code)

Registrant's telephone number, including area code: (847) 967-1010

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07             Submission of Matters to a Vote of Security Holders.

At the annual meeting of stockholders of Lifeway Foods, Inc. (the "Company") on June 17, 2016 (the "Annual Meeting"), the stockholders voted on three proposals.  Proxies for the Annual Meeting were solicited pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Proposal 1:

On June 16, 2016, the Company announced that Susie Hultquist informed the Company that she had chosen not to stand for election as a director of the Company at the Annual Meeting in order to focus on other business opportunities. As a result, on June 16, 2016, the Company filed a Supplement to its Proxy Statement that removed all references to Susie Hultquist as a director nominee. The persons named as proxies on the proxy card voted in the manner indicated on the submitted proxy card only with respect to the remaining seven director nominees unanimously recommended by the Board: (1) Ludmila Smolyansky; (2) Julie Smolyansky; (3) Pol Sikar; (4) Renzo Bernardi; (5) Paul Lee; (6) Jason Scher; and (7) Mariano Lozano. There was no solicitation of proxies in opposition to management's nominees as listed in the proxy statement and all of management's nominees were elected to the Board.  Immediately following the Annual Meeting, the Board determined to reduce the number of members of the Board from 8 to 7 to eliminate the vacancy created when Ms. Hultquist withdrew her name from the slate of nominees for director.

Details of the voting are provided below:

To elect seven (7) members of the Company's Board of Directors to one-year terms expiring at the next Annual Meeting of stockholders (or until successors are elected or directors resign or are removed).

	Votes For	Votes Withheld	Broker Non-Votes
Ludmila Smolyansky	10,858,927	227,941	1,360,646
Julie Smolyansky	10,925,160	161,708	1,360,646
Pol Sikar	9,949,527	1,137,341	1,360,646
Renzo Bernardi	9,179,987	1,906,881	1,360,646
Mariano Lozano	9,343,306	1,743,562	1,360,646
Paul Lee	9,891,651	1,195,217	1,360,646
Jason Scher	9,945,793	1,141,075	1,360,646

Proposal 2:
	Votes For	Votes Against	Abstentions	Broker Non-Votes
To ratify the appointment of Mayer Hoffman McCann P.C. as our independent auditors for the next fiscal year.	12,335,662	55,400	2,452	0

Proposal 3:
	Votes For	Votes Against	Abstentions	Broker Non-Votes
A non-binding advisory resolution on executive compensation.	10,071,461	982,708	32,699	1,360,646

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEWAY FOODS, INC.
Dated: June 22, 2016	By:	/s/ Edward Smolyansky
Name: Edward Smolyansky
Title: Chief Accounting Officer, Chief Operating Officer, Secretary, Treasurer